Exhibit 10.2
FOC FINANCIAL LIMITED PARTNERSHIP
2025 S. AIRPORT BLVD.
CHANDLER, ARIZONA 85249
June 22, 2007
ProLink Solutions, LLC
410 S. Benson Lane
Chandler, Arizona 85224
Attn: Lawrence Bain

Re:	Amended and Restated $1,500,000 Factoring Line of Credit Loan to PROLINK SOLUTIONS, LLC, a Delaware limited liability company from FOC FINANCIAL LIMITED PARTNERSHIP, an Arizona limited partnership
Gentlemen:
This amended and restated letter agreement (the “Agreement”), when executed by PROLINK SOLUTIONS LLC, a Delaware limited liability company (“Borrower”), and FOC FINANCIAL LIMITED PARTNERSHIP, an Arizona limited partnership (“Lender”), will constitute a binding agreement enforceable by and against the parties hereto and will supersede that certain letter agreement dated June 6, 2007 (the “Original Agreement”) as evidenced by that certain Revolving Promissory Note dated June 6, 2007 (the “Original Note”) between the parties. Borrower acknowledges that the starting principal balance under this Agreement and the Note (as defined below) includes any and all principal and accrued, but unpaid interest, from advances made by Lender to Borrower under the Original Agreement and the Original Note.
Lender, in its sole discretion, may make advances (the “Loan”) to Borrower from time to time in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Maximum Amount”) on the terms and conditions hereinafter set forth. The Loan shall be evidenced by that certain Amended and Restated Revolving Promissory Note of even date herewith in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) or such lesser amounts that may be outstanding from time to time (the “Note”). Principal and interest shall be due and payable in accordance with the terms and conditions of the Note. This Agreement, the Note, any security documents delivered, executed or filed upon a Default (as defined below), and any other instruments now or hereafter executed and delivered in connection with the Loan, as the same may be amended, supplemented or otherwise modified and in effect from time to time, are hereinafter collectively referred to as the “Loan Documents”.
The Loan shall constitute a factoring line of credit loan and advances may be borrowed, repaid, and reborrowed on a revolving basis through the Funding Termination Date (as defined in the Note). Although the outstanding principal balance of the Loan may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations are paid and performed in full. Upon the occurrence of an event of default under this Agreement or the Note, Lender may suspend or terminate its obligation to make advances of the Loan.

From time to time prior to the Funding Termination Date, Borrower may request that Lender fund advances under this Loan in an amount equal to (i) 100% of any accounts receivable to a foreign purchaser (the “Foreign Receivables”), and (ii) 90% of the base purchase price of a Prolink GPS system (a “Prolink System”), but in either case, no more than an amount that when added to the then outstanding principal balance of the Loan would exceed the Maximum Amount (the “Advance Amount”). Borrower shall provide Lender with a written request detailing the Advance Amount and whether the Advance Amount relates to the Foreign Receivables or a Prolink System (a “Funding Request”). Lender will endeavor to notify Borrower within two (2) business days after receipt of a Funding Request whether it intends to loan the Advance Amount with respect to such Funding Request. If Lender elects, in its sole discretion, to loan an Advance Amount to Borrower related to Foreign Receivables, Lender shall make such advances within two (2) business days after notifying Borrower of its intent to fund the Advance Amount. If Lender elects, in its sole discretion, to loan an Advance Amount related to a Prolink System, Lender shall make such advances within two (2) business days after the conditions precedent set forth in the following paragraph have been satisfied with respect to such Prolink System (a “Funded Prolink System”).
Lender’s obligation to make advances with respect to a Funded Prolink System is subject to the following conditions precedent: (a) approval by Lender of an executed Pay for Play or Lease Agreement between Borrower’s financing source and an approved golf course customer (a “Golf Course Customer”) for the Funded Prolink System; (b) receipt by Lender from Borrower of a Funding Request; (c) confirmation of shipment of the Funded Prolink System to Borrower or the Golf Course Customer; and (d) such other documents as Lender in its reasonable discretion may require, each in form and substance reasonably satisfactory to Lender. At such time as all of the conditions precedent to an advance have been satisfied, Borrower will provide Lender a written certification to such effect, together with such back-up documentation as Lender shall reasonably request.
In consideration for Lender making this credit vehicle available to Borrower, Prolink Holdings Corp. (“Prolink Holdings”), the parent of Borrower, shall deliver to Lender, concurrent with the signing of this Agreement, a warrant to purchase 300,000 shares of Prolink Holdings common stock priced at the market value of the common stock as of 5 p.m. on the date of this Agreement and having an exercise period of 10 years from the date of this Agreement.
As additional consideration for Lender making any advances to Borrower, Borrower agrees to pay to Lender a loan origination fee (the “Loan Fee”) equal to one percent (1%) of the Advance Amount with respect to each Funded Prolink System, which is fully earned and non-refundable upon the making of the advance, and will be withheld by Lender from the Advance Amount.

Borrower shall repay Lender an Advance Amount with respect to the UK Receivables within sixty (60) days after Borrower’s receipt of such Advance Amount. Borrower shall repay Lender an Advance Amount with respect to each Funded Prolink System on or before the earlier of: (i) three (3) business days after confirmation of good, collected funds by Borrower from the sale of such Funded Prolink System; or (ii) thirty (30) days after Borrower’s receipt of such Advance Amount if Borrower has not received confirmation of credit approval by Borrower’s funding source of the Golf Course Customer intended to receive such Funded Prolink System.
If Borrower’s financing source notifies Borrower that it does not intend to pay for a Funded Prolink System or Borrower has reason to believe that the funding source does not intend to pay for a Funded Prolink System or payment for a Funded Prolink System is more than 60 days past due, Borrower shall notify Lender of such breach or anticipatory breach by the funding source.
If any Funded Prolink System is rejected, returned, or recovered, Borrower shall use its best efforts to remarket such Funded Prolink System. As long as it is commercially feasible, such rejected, returned, or recovered Funded Prolink System shall be given priority over other Prolink Systems. If the rejected, returned, or recovered Funded Prolink System is defective, or otherwise unsaleable, Borrower shall replace such defective or unsaleable Funded Prolink System with another Prolink System of equal quality. If any such Funded Prolink System or replacement Prolink System is not remarketed and shipped to a new Golf Course Customer within 60 days from the date of the notice to Lender in the immediately preceding paragraph, Borrower shall notify Lender that the Funded Prolink System or replacement Prolink System has not been remarketed and shipped.
Upon any uncured default by Borrower under the Loan Documents (a “Default”), Borrower will grant to Lender (i) a purchase money security interest in all of Borrower’s right, title, and interest in and to the Funded Prolink Systems and any accounts and proceeds derived therefrom to secure the unpaid Advance Amounts related to the Funded Prolink Systems, and (ii) a security interest in all of Borrower’s right, title and interest in and to the Freign Receivables to secure the unpaid Advance Amounts related to the Foreign Receivables (the “Collateral”). To the extent allowable under applicable law, the Uniform Commercial Code of Arizona, Arizona Revised Statutes 47-1101, et seq., shall govern the perfection of the security interest granted herein. Upon a Default, Borrower will irrevocably authorize Lender at any time and from time to time after such Default to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto to (a) indicate that Lender has a perfected security interest in the Collateral and (b) contain any other information required by Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Upon a Default, Borrower shall execute such other additional documents, instruments and agreements as requested by Lender to evidence or better perfect the security granted herein. The address for notices to Lender is FOC Financial Limited Partnership, 2025 South Airport Boulevard, Chandler, Arizona 85249, Attn: Steven Fisher, Facsimile: 480-782-9152. Lender may change its address for notices by delivering written notice to Borrower at its address as listed above.
The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Arizona.

The parties hereto agree that the time is of the essence as to each and every provision of this agreement.
[Signatures appear on the following page]

Kindly indicate your understanding and agreement with the terms and conditions of this letter agreement by signing the enclosed copy of this agreement and returning same to us.

LENDER:

FOC FINANCIAL LIMITED PARTNERSHIP, an
Arizona limited partnership

By:

Name:

Title:

CONSENTED AND AGREED TO:
BORROWER:
PROLINK SOLUTIONS, LLC., a Delaware
limited liability company

By:
Name:
Title: